Exhibit 3.1

EXECUTION COPY

THE COMPANIES LAW (2004 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

CDMTV HOLDING COMPANY

(Adopted by Special Resolution on March 9, 2007)

1.	The name of the Company is CDMTV HOLDING COMPANY.

2.	The Registered Office of the Company shall be at the offices of M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2004 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5.	The authorized share capital of the Company is US$11,000.00, divided into 76,116,739 Common Shares of US$0.0001 par value per share, 15,994,173 redeemable Series A Preferred Shares of US$0.0001 par value per share, and 17,889,088 redeemable Series B Preferred Shares of US$0.0001 par value per share, each with power for the Company insofar as is permitted by applicable law and the Articles of Association, to redeem or purchase any of its shares and to increase or reduce the said capital and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

6.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (2004 Revision) and, subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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THE COMPANIES LAW (2004 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

CDMTV HOLDING COMPANY

(Adopted by Special Resolution on March 9, 2007)

1.	In these Articles, Table A in the Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Additional Common Shares” means all Common Shares issued by the Company; provided that the term “Additional Common Shares” does not include (i) Employee Compensation Shares; (ii) Common Shares issued as a dividend or distribution on Preferred Shares; (iii) Common Shares issued or issuable in connection with any share split, share dividend, combination, recapitalization or other similar transaction of the Company for which proportional adjustments are made; (iv) Common Shares issued or issuable upon conversion or exercise of the Preferred Shares or upon conversion or exercise of any outstanding convertible notes, warrants or options other than Employee Compensation Shares and as approved by holders of more than two thirds (2/3rds) of the Series A Preferred Shares and holders of more than seventy percent (70%) of the Series B Preferred Shares; or (v) subject to Article 6A(ii)(5)(a), Common Shares issued in connection with a bona fide acquisition of another business that is approved by the Board.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Articles” means these Articles as originally framed or as from time to time altered by Special Resolution.

“As Adjusted” means as appropriately adjusted for any subsequent bonus issue, share split, consolidation, subdivision, reclassification, recapitalization or similar arrangement.

“Auditors” means the Persons for the time being performing the duties of auditors of the Company.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, the Cayman Islands or The City of New York.

“CDMTV” means China Digital Mobile Television Co., Ltd. ( ) a limited liability company organized and existing under the laws of the PRC (as defined below).

“Change-of-Control Event” means (i) any consolidation, amalgamation, scheme of arrangement or merger of the Company with or into any other person or any other corporate reorganization in which the members of the Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than a majority of the Company’s voting power immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which the Company is a party in which in at least a majority of the Company’s voting power is transferred; or (ii) a sale, transfer, lease or other disposition of all or substantially all of the assets of the Company or any Group Company (or any series of related transactions resulting in such sale, transfer, or lease of all or substantially all of the assets of the Company or any Group Company).

“Common Shares” has the meaning specified in Article 6A(i).

“Common Share Equivalents” means warrants, options and rights exercisable for Common Shares or securities convertible into or exchangeable for Common Shares, including, without limitation, the Preferred Shares.

“Company” means CDMTV Holding Company, an exempted company organized and existing under the laws of the Cayman Islands.

“Control” a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Conversion Price” has the meaning specified in Article 6A(ii)(4)(d).

“Conversion Share” has the meaning specified in Article 6A(ii)(4)(c).

“Debenture” means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Director” means a member of the Board.

“Early Redemption Price” has the meaning specified in Article 8(iii)(1)(b).

“Employee Compensation Share” means any Common Share issued or issuable to employees, officers, consultants or Directors of the Company, as approved by the Board including the Series A Director, if any, and the Series B Director, if any, either in connection with the provision of services to the Company or on exercise of options to purchase Common Shares held by employees, consultants or Directors of the Company, so long as the aggregate number of such Common Shares issued does not exceed 4,000,000 (adjusted for any share dividends, combinations, splits, recapitalizations and the like).

“Equity Securities” means any Common Shares or Common Share Equivalents of the Company.

“Exempted Distribution” means (i) a proportionate dividend payable solely in Common Shares, (ii) the repurchase of Common Shares from terminated employees, officers or consultants pursuant to contractual arrangements with the Company, and (iii) any exercise, conversion or exchange of Common Share Equivalents.

“Governmental Authority” means any nation or government or any nation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company” means the Company, the WFOE, CDMTV, and any other directly or indirectly wholly owned Subsidiary of any of the foregoing and of their respective controlled Affiliates (with each of such Group Companies being referred to as a “Group Company”).

“GSPS” means GSPS Asia Limited.

“IRR” means in respect of the Preferred Shares, the annual rate based on a 360-day period used to discount each cash flow in respect of such Preferred Share to the Redemption Closing such that the present value of the aggregate cash flow equals zero.

“JV Television Stations” means any local television station that broadcasts mobile digital television signals to a network of receivers on which any Group Company sells advertising, or from which any Group Company otherwise derives advertising revenue.

“Liquidation Event” has the meaning specified in Article 6A(ii)(2)(b).

“Member” has the meaning ascribed to it in the Statute.

“Memorandum” means the amended and restated memorandum of association of the Company adopted by the Members of the Company pursuant to the Statute.

“Milestone” means Milestone Mobile TV Media Holdings I Limited, Milestone Mobile TV Media Holdings II Limited, Milestone Mobile TV Media Holdings III Limited, Milestone Mobile TV Media Holdings IV Limited and/or any of its designees or Affiliates.

“Month” means calendar month.

“Ordinary Resolution” means a resolution passed at a general meeting of the Company by a simple majority of the votes cast.

“Original Issue Date” means the date on which the first Series B Preferred Share was issued.

“Original Issue Price” means, in the case of Series A Preferred Shares, the Original Series A Issue Price; and in the case of Series B Preferred Shares, the Original Series B Issue Price.

“Original Series A Issue Price” means US$1.00.

“Original Series B Issue Price” means US$2.236.

“OZ” means OZ Master Fund Ltd., OZ Asia Master Fund, Ltd. and OZ Global Special Investments Master Fund, L.P. and/or any of their respective designees or Affiliates.

“paid-up” means paid-up and/or credited as paid-up.

“Person” or “person” means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other entity of any kind or nature.

“PRC” means the People’s Republic of China, but solely for the purposes of these Articles, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preferred Shares” means the Series A Preferred Shares and the Series B Preferred Shares.

“Qualified IPO” means a firm commitment underwritten registered public offering by the Company of its Common Shares in the United States or Hong Kong, or on any combination of such jurisdictions, or in any other jurisdiction acceptable to the holders of more than (a) two thirds (2/3rds) of the then outstanding Series A Preferred Shares and (b) seventy percent (70%) of the then outstanding Series B Preferred Shares, and managed by a reputable international underwriter selected by the Company with the consent (which consent shall not be unreasonably withheld) of more than (x) two thirds (2/3rds) of the then outstanding Series A Preferred Shares and (y) seventy percent (70%) of the then outstanding Series B Preferred Shares, in any case with total gross offering proceeds (after deduction of fees, commissions or expenses) to the Company of not less than US$75 million (or any cash proceeds of other currency of equivalent value) and with a valuation of the Company immediately after completion of such public offering of not less than US$300 million.

“Redemption Amount” has the meaning specified in Article 6A(ii)(4)(c)(i).

“Redemption Closing” has the meaning specified in Article 8(iii)(1)(a).

“Redemption Notice” has the meaning specified in Article 8(iii)(1)(a).

“Redemption Price” has the meaning specified in Article 8(iii)(1)(a).

“Registered Office” means the registered office for the time being of the Company.

“Required Consenters” has the meaning specified in Article 27.

“RFRC Agreement” means that certain amended and restated right of first refusal and co-sale agreement dated as of March 9, 2007 by and among the Company and certain other parties thereto.

“Seal” means the common seal of the Company and includes every duplicate seal.

“Secretary” includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Preferred Shares” has the meaning specified in Article 6A(i).

“Series B Preferred Shares” has the meaning specified in Article 6A(i).

“Shares” means Common Shares and Preferred Shares, and may also be referenced as “share” and includes any fraction of a share.

“Special Resolution” has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute” means the Companies Law (2004 Revision) of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

“WFOE” means China Digital Technology Consulting (Shenzhen) Co., Ltd. ( ), a limited liability company wholly owned by the Company, organized and existing under the laws of the PRC.

“written” and “in writing” include all modes of representing or reproducing words in visible form.

Words importing the singular number also include the plural number and vice-versa.

Words importing the masculine gender also include the feminine gender and vice-versa.

The term “day” means “calendar day”.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	The Company shall maintain a register of its Members. A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. Share certificates shall be signed by one or more Directors or other persons authorized by the Directors. The Directors may authorize certificates to be issued with the Seal and authorized signature(s) affixed by mechanical process. The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled.

5.	Notwithstanding Article 4 of these Articles, if a share certificate is defaced, lost, stolen, or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such lesser sum and on such terms (if any) as the Directors may reasonably prescribe to indemnify the Company from any loss incurred by it in connection with such certificate, including the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.	Subject to the provisions, if any, in that behalf in the Memorandum and in these Articles (including but not limited to Article 6A) and to any direction that may be given by the Company in a general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

6A	(i)	CLASSES, NUMBER AND PAR VALUE OF THE SHARES

At the date of the adoption of these Articles the authorized share capital of the Company is US$11,000.00 divided into (i) 76,116,739 Common Shares, US$0.0001 per share, (ii) 15,994,173 redeemable Series A Preferred Shares, par value US$0.0001 per share, and (iii) 17,889,088 redeemable Series B Preferred Shares, par value US$0.0001 per share.

(ii)	DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

(1)	Dividends.

(a)	Subject to the provisions of the Statute and these Articles (including but not limited to the other requirements of this Article 6A), no dividends shall be declared or paid on the Common Shares unless and until a dividend in like amount is first declared and paid on each outstanding Preferred Share (on an as-if-converted basis).

(b)	Each holder of Preferred Shares shall be entitled to receive dividends, on a pari passu basis, out of any funds or assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Shares, at the applicable Dividend Rate (as defined below) in respect of such Preferred Shares when, as and if declared by the Board of Directors, but not otherwise. All such dividends per Preferred Share shall be cumulative from the date that the Board of Directors declares such dividends. For purpose of this Article 6A(ii)(b), the Dividend Rate shall mean eight percent (8%) of the applicable Original Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions) per annum for each Preferred Share held by such holder.

(2)	Liquidation.

(a)	Liquidation Preferences. Upon any liquidation of the Company, whether voluntary or involuntary:

(i)

Before any distribution or payment shall be made to the holders of any Common Shares, each holder of Preferred Shares shall be entitled to receive, on a pari passu basis, an amount equal to the greater of: (1) with respect to the holders of Series A Preferred Shares and Series B Preferred Shares, one hundred and fifty percent (150%) of the applicable Original Series A Issue Price or the applicable Original Series B Issue Price (as the case may be, in each case adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus in each case all dividends declared and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Preferred Share then held by such holder; and (2) a pro rata share of all funds and assets of the Company legally available for distribution to shareholders of the Company on the basis as if all the Preferred Shares were converted into Common Shares immediately before the holding of the general meeting, plus all declared but unpaid dividends thereon. If, upon any such liquidation, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Preferred Shares, then such assets shall be distributed among the holders of Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(ii)	After distribution or payment in full of the amount distributable or payable on the Preferred Shares pursuant to Article 6A(ii)(2)(a)(i), the remaining assets of the Company available for distribution to Members shall be distributed ratably among the holders of outstanding Common Shares.

(b)	Liquidation on Sale or Merger. The following events shall be treated as a liquidation (each, a “Liquidation Event”) under this Article 6A(ii)(2) unless waived by the holders of at least a majority of the then outstanding Series A Preferred Shares, voting together as a single class on an as-if-converted basis, and the holders of more than seventy percent (70%) of the then outstanding Series B Preferred Shares, voting together as a single class on an as-if-converted basis: (i) any liquidation, winding-up, or dissolution of the Company, WFOE, or any other Group Company, (ii) any merger or consolidation of the Company or of any Group Company, or any other transaction or series of transactions, as a result of which the shareholders of the Company immediately prior to such transaction or series of transactions will cease to own a majority of the equity securities or voting power of the surviving entity immediately following the consummation of such transaction or series of transactions, (iii) the sale or lease of all or substantially all of the assets of the Company or any Group Company (including the licenses and permits necessary to conduct the business of the Company in PRC) to or from a third party unaffiliated with any Group Company, or (iv) the exclusive licensing of all or substantially all of the Company’s or any Group Company’s intellectual property to a third party unaffiliated with any Group Company.

(3)	Voting Rights.

Subject to the provisions of the Memorandum and the Articles, at all general meetings of the Company: (i) the holder of each Common Share issued and outstanding shall have one vote in respect of each Common Share held, and (ii) the holder of Preferred Shares shall be entitled to such number of votes as equals the whole number of Common Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Subject to provisions to the contrary elsewhere in the Memorandum and these Articles, or as required by the Statute, the holders of Preferred Shares shall vote together with the holders of Common Shares, and not as a separate class or series, on all matters put before the Members.

(4)	Conversion.

The holders of the Preferred Shares shall have the following rights described below with respect to the conversion of the Preferred Shares into Common Shares. Subject to the provisions of Article 6A(ii)(4)(b), the number of Common Shares to which a holder shall be entitled upon conversion of any Preferred Share (the “Per Share Conversion Ratio”) shall be the quotient of the applicable Original Issue Price divided by the applicable then-effective Conversion Price. For the avoidance of doubt, subject to the provisions of Article 6A(ii)(4)(b), (i) the initial Conversion Price for Series A Preferred Shares shall be US$1.00 and the initial Per Share Conversion Ratio for Series A Preferred Shares to Common Shares shall be 1:1 and (ii) the initial Conversion Price for Series B Preferred Shares shall be US$2.236 and the initial Per Share Conversion Ratio for Series B Preferred Shares to Common Shares shall be 1:1, in each case, both shall be subject to adjustment based on adjustments of the applicable Conversion Price as set forth below.

(a)	Optional Conversion.

(i)	Subject to and in compliance with the provisions of this Article 6A(ii)(4)(a) and subject to complying the requirements of the Statute, Preferred Shares may, at the option of the holder thereof, be converted at any time into fully-paid and nonassessable Common Shares based on the applicable then-effective Conversion Price.

(ii)

The holder of Preferred Shares who desires to convert such shares into Common Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares. Such notice shall state the number of Preferred Shares being converted. Thereupon, the Company shall promptly issue and deliver to such holder at such office a certificate or certificates for the number of Common Shares to which the holder is entitled. No fractional Common Shares shall be issued upon conversion of the Preferred Shares, and the number of Common Shares to be so issued to a holder of Preferred Shares upon the conversion of such Preferred Shares (after aggregating all fractional Common Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Preferred Shares to be converted, and the person entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Common Shares on such date.

(b)	Automatic Conversion.

(i)	Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Preferred Share shall automatically be converted into Common Shares upon the closing of a Qualified IPO, based on the applicable then-effective Conversion Price.

(ii)	The Company shall not be obligated to issue certificates for any Common Shares issuable upon the automatic conversion of Preferred Shares unless the certificate or certificates evidencing such Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Preferred Shares, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the holder thereof a certificate or certificates for the number of Common Shares to which the holder is entitled. No fractional Common Shares shall be issued upon conversion of the Preferred Shares, and the number of Common Shares to be so issued to a holder of converting Preferred Shares (after aggregating all fractional Common Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Any person entitled to receive Common Shares issuable upon the automatic conversion of the Preferred Shares shall be treated for all purposes as the record holder of such Common Shares on the date of such conversion.

(c)	Mechanics of Conversion. The conversion hereunder of each Preferred Share (each, a “Conversion Share”) shall be effected in the following manner:

(i)	The Company shall redeem the Conversion Share for aggregate consideration (the “Redemption Amount”) equal to (i) the aggregate par value of any capital shares of the Company to be issued upon such conversion and (ii) the aggregate value, as determined by the Board, of any other assets which are to be distributed upon such conversion.

(ii)	Concurrent with the redemption of the Conversion Share, the Company shall apply the Redemption Amount for the benefit of the holder of the Conversion Share to pay for any capital shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.

(iii)	Upon application of the Redemption Amount, the Company shall issue to the holder of the Conversion Share all capital shares issuable, and distribute to such holder all other assets distributable, upon such conversion.

(d)	Initial Conversion Price. The “Conversion Price” shall mean the applicable conversion price for each Preferred Share to convert into Common Share(s) automatically or at the option of the holder thereof pursuant to Article 6A(ii)(4)(a) or Article 6A(ii)(4)(b), as the case may be. The Conversion Price for Series A Preferred Shares shall initially equal the Original Series A Issue Price and shall be adjusted from time to time as provided below in Article 6A(ii)(4)(e); and the Conversion Price for Series B Preferred Shares shall initially equal the Original Series B Issue Price and shall be adjusted from time to time as provided below in Article 6A(ii)(4)(e).

(e)	Adjustments to Conversion Price.

(i)	Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Common Shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)	Adjustment for Common Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Common Shares entitled to receive) a dividend or other distribution solely to the holders of Common Shares payable in Additional Common Shares, the Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution.

(iii)	Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Common Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Common Shares or Common Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Common Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Preferred Shares been converted into Common Shares immediately prior to such event, all subject to further adjustment as provided herein.

(iv)

Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Common Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Preferred Shares been converted into Common Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(v)	Sale of Shares below the Conversion Price.

(A)	Full Ratchet Adjustment. If, after the Original Issue Date, the Company shall issue Additional Common Shares for a consideration per share (the “Future Issuance Price”) less than the Conversion Price for a series of the Preferred Shares in effect on the date of and immediately prior to such issuance, then and in such event, the Conversion Price in respect of that series of Preferred Shares shall be reduced concurrently with such issuance, to a price equal to the Future Issuance Price.

(B)	Determination of Consideration. For the purpose of making any adjustment to the Conversion Price or the number of Common Shares issuable upon conversion of the Preferred Shares, as provided above:

i) To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

ii) To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

iii) If Additional Common Shares or Common Share Equivalents exercisable, convertible or exchangeable for Additional Common Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Common Shares or such Common Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board) to be allocable to such Additional Common Shares or Common Share Equivalents.

(C)	No Exercise. If all of the rights to exercise, convert or exchange any Common Share Equivalents shall expire without any of such rights having been exercised, the applicable Conversion Price as adjusted upon the issuance of such Common Share Equivalents, shall be readjusted to the Conversion Price which would have been in effect had such adjustment not been made.

(vi)	[Intentionally Omitted].

(vii)	Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 6A(ii)(4) are not strictly applicable, but the failure to make any adjustment to the Conversion Price for any series of the Preferred Shares would not fairly protect the conversion rights of the applicable series of Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 6A(ii)(4), necessary to preserve, without dilution, the conversion rights of such series of Preferred Shares.

(viii)

Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price for any series of the Preferred Shares, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Preferred Shares at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Common Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Common Shares issued or sold or deemed to be issued or sold, (iii) the applicable Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Common Shares and the type and amount, if any, of other property which would be received upon conversion of such series of Preferred Shares after such adjustment or readjustment.

(ix)	Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to the Conversion Price for any series of the Preferred Shares or the number or character of any series of the Preferred Shares as set forth herein, the Company shall give notice to the holders of such series of Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(x)	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose.

(xi)

Notices. Any notice required or permitted pursuant to this Article 6A(ii)(4) shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to each holder of record at the address of such holder appearing on the books of the Company.

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

(xii)	Payment of Taxes. The Company will pay all Cayman Islands taxes, if any, (other than taxes based upon income) and other Cayman Islands governmental charges that may be imposed with respect to the issue or delivery of Common Shares upon conversion of Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Common Shares in a name other than that in which the Preferred Share so converted were registered.

(5)	Preferred Share Protective Provisions.

(a)	Acts of the Company. For so long as any Preferred Share remains outstanding, in addition to any other vote or consent required elsewhere in the Memorandum and these Articles or by the Statute, the Company shall not take any of the following actions without (i) the prior approval of the holders of more than two thirds (2/3rds) of the then outstanding Series A Preferred Shares and the holders of more than seventy percent (70%) of the then outstanding Series B Preferred Shares, voting as separate classes and on an as-converted basis, (ii) for so long as the equity securities of the Company held by Milestone represent no less than ten percent (10%) of the then outstanding equity securities of the Company (on an as-converted basis), the prior approval of Milestone and (iii) for so long as the equity securities of the Company held by OZ represent no less than ten percent (10%) of the then outstanding equity securities of the Company (on an as-converted basis), the prior approval of OZ. For purposes of this Article 6(A)(ii)(5), references to the “Company” shall be deemed to include each Group Company.

(i)

Any sale, mortgage, pledge, lease, transfer or other disposition of any assets of the Company or any Group Company if such sale, mortgage, pledge, lease, transfer or other disposition is outside the ordinary course of business of the Company or any Group Company; provided that the foregoing shall not apply to any liens created by operation of law;

(ii)	The approval or amendment of any quarterly and annual budget, business plan, or operating plan (including any capital expenditure budget, operating budget and financing plan); provided that such approval shall be required before the Company can continue operations at the beginning of each quarter unless is approved by the Board with the consent from the Series A Director, if any, and the Series B Director, if any;

(iii)	The incurrence of any indebtedness for borrowed money or the issuance, assumption, guarantee or creation of any liability for borrowed money, the aggregate outstanding amount of which at any given time is in excess of US$200,000 in a single transaction or a series of related transactions, unless such liability is incurred in the ordinary course of business of the Company or any Group Company pursuant to the then current business plan;

(iv)	Any action that leads the Company or any Group Company to deviate more than 10% from the expenses as contained in its annual budget;

(v)	Enter into any commercial contract of an amount exceeding US$1 million except in the ordinary course of business;

(vi)	The expenditure or other purchase of any tangible or intangible assets in excess of US$200,000 in a single transaction or a series of related transactions over any twelve-month period unless such expenditure or other purchase is made pursuant to the then current business plan;

(vii)	The engagement or entry into any agreement or transaction with any of the Company’s or any Group Company’s Affiliates, shareholders, Members or other related parties (a) involving more than $100,000, except as pursuant to the budget approved by the Board, or (b) that are not arms-length;

(viii)	Any increase or decrease of the authorized size of the Board of Directors of the Company or any Group Company;

(ix)	The hiring, dismissal, or determination of compensation of, any of the chief executive officer, the chief financial officer, the chief operation officer, the chief technical officer, the chief sales and marketing officer, the president, the general manager or any other manager with the title of “vice-president” or higher of the Company or any Group Company, unless it is approved by the Finance Committee with the consent of Series A Director, if any, and the Series B Director, if any;

(x)	The approval, amendment or administration of any stock options, share purchase, share bonus or equity incentive plans, agreements or arrangements of the Company or any Group Company as relating to Employee Compensation Shares;

(xi)	Any material change in accounting principles or policies of the Company or any Group Company, except as required by applicable law, or the appointment or change of the auditors of the Company or any Group Company;

(xii)	The undertaking of any business activities materially different from that described in the then current business plan, any change of the name of the Company or any Group Company. For the avoidance of doubt, the mobile digital television transmission by any of CDMTV’s Joint Venture partners (or their local television station counterparts) (1) to handheld devices such as mobile phones, PDAs, MP3 players, handheld gaming or similar devices, and/or (2) on technology standards other than currently approved transmission standards, in each case shall constitute a materially different business activity for purposes of this Agreement

(xiii)	The authorization, creation, sale or issuance of any equity or debt securities, warrants, options or other rights of the Company or any Group Company;

(xiv)	The effectuation of any recapitalization, reclassification, reorganization, split-off, or spin-off;

(xv)	Any alteration of the rights, powers, preferences or restrictions for any series of the Preferred Shares, or the creation or authorization (by reclassification or otherwise) of any new class or series of securities that would adversely affect the rights, powers, preferences or restrictions of any series of Preferred Shares;

(xvi)	The payment or declaration of a distribution or dividend with respect to any of the shares or other equity interest in the Company or any Group Company, including, without limitation, the repurchase or redemption of any such shares or equity interest, except (i) for a redemption as provided in Article 8 hereof, and (iii) an Exempted Distribution;

(xvii)	The consummation of, or entrance into any transaction or series of transactions that may result in, any Change-of-Control Event;

(xviii)	The establishment by the Company or any Group Company of any subsidiaries, any acquisition by the Company or any Group Company of the assets or equity of another business entity other than pursuant to the annual budget in an amount in excess of US$1,000,000, and any establishment by the Company or any Group Company of a joint venture, partnership or strategic alliance with another business entity; in each case provided that if, within ten (10) Business Days following receipt by the holders of Preferred Shares of a written notice from the Company requesting approval to take any action pursuant to this Article 6(A)(ii)(5)(xviii), the Preferred Shareholders have not provided a written response to the Company, then the approval of the holders of Preferred Shares, and, if applicable, Milestone and/or OZ, shall not be required pursuant to this 6(A)(ii)(5)(xviii);

(xix)	Purchase by the Company or any Group Company of any securities other than treasury bonds or money market instruments, whether those securities are listed on a securities exchange or not;

(xx)	The sale of Equity Securities by either of Mr. Li Limin or Ms. Liang Yanqing prior to any Qualified IPO; or

(xxi)	Any agreement or arrangement to do any of the foregoing.

TRANSFER OF SHARES

7.	Subject to any agreements binding on the Company, shares are transferable, and the Company will only register transfers of shares that are made in accordance with such agreements (if any) and will not register transfers of shares that are not made in accordance with such agreements (if any). The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor, and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

REDEMPTION AND PURCHASE OF SHARES

8.	(i)	Subject to the provisions of the Statute, the Memorandum and these Articles, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by special resolution determine.

(ii)	Subject to the provisions of the Statute, the Memorandum and these Articles, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorized by the Company in general meeting and may make payment therefore in any manner authorized by the Statute, including out of capital.

(iii)	Notwithstanding any provisions to the contrary in this Article 8, the Preferred Shares shall not be redeemable at the option of holders of the Preferred Shares except:

(1)	Optional Redemption.

(a)

Beginning on April 13, 2009, (i) the holders of at least a majority of the then outstanding Series A Preferred Shares may require that the Company redeem all of the then outstanding Series A Preferred Shares, and (ii) Milestone or GSPS, as holders of Series B Preferred Shares, may require that the Company redeem all of the then outstanding Series B Preferred Shares held by each of them, in each case, in accordance with the following terms. Following receipt of the request for redemption from such holders, the Company shall within fifteen (15) business days give written notice (the “Redemption Notice”) to each holder of record of a Preferred Share, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the holders of a series of the Preferred Shares have elected redemption of all of such series of the Preferred Shares pursuant to the provisions of this Article 8(iii)(1)(a), shall specify the redemption date, and shall direct the holders of such shares to submit their share certificates to the Company on or before the scheduled redemption date. The redemption price shall be, with respect to the holders of Series A Preferred Shares or Series B Preferred Shares, one hundred and fifty percent (150%) of the applicable Original Series A Issue Price or the applicable Original Series B Issue Price (as the case may be, each as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus in each case all dividends declared and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Preferred Share then held by such holder (the “Redemption Price”). The closing (the “Redemption Closing”) of the redemption of any series of the Preferred Shares pursuant to this Article 8(iii)(1)(a) will take place within one hundred and twenty (120) days of the date of the Redemption Notice at the offices of the Company, or such earlier date or other place as the holders of a majority of that series of the Preferred Shares and the Company may mutually agree in writing. At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefore, redeem the Preferred Shares held by each holder by paying in cash therefore the Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share. From and after the Redemption Closing, if the Company makes the Redemption Price available to a holder of a Preferred Share, all rights of the holder of such Preferred Share (except the right to receive the Redemption Price therefore) will cease with respect to such Preferred Share, and such Preferred Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(b)

Suspension or Termination of Wireless Television Signals. If at any time television stations representing more than 50% of the JV Television Stations (1) suspend or terminate broadcasting of mobile digital television signals as a result of any action or step taken by any Government Authority (such termination or suspension, shall, for the avoidance of doubt, not include temporary and immaterial suspensions for service, maintenance or upgrades), and (2) where such suspension or termination is not resolved to the reasonable satisfaction of the holders of at least a majority of the then outstanding Series A Preferred Shares and the holders of more than seventy percent (70%) of the then outstanding Series B Preferred Shares within ten (10) days following the earlier of (i) notice of such suspension or termination being given to the Company and (ii) the Company’s obtaining actual knowledge of such suspension or termination, then (x) the holders of at least a majority of the then outstanding Series A Preferred Shares may require that the Company redeem all of the then outstanding Series A Preferred Shares, and (y) Milestone or GSPS, as holders of Series B Preferred Shares, may require that the Company redeem all of the then outstanding Series B Preferred Shares held by each of them, in each case, in accordance with the following terms. Following receipt of the request for redemption from such holders, the Company shall within fifteen (15) business days give the Redemption Notice to each holder of record of a Preferred Share, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the holders of the applicable series of Preferred Shares have elected redemption of all of such series of the Preferred Shares pursuant to the provisions of this Article 8(iii)(1)(b), shall specify the redemption date, and shall direct the holders of such shares to submit their share certificates to the Company on or before the scheduled redemption date. The redemption price shall be one hundred percent (100%) of the applicable Original Series A Issue Price or the applicable Original Series B Issue Price (as the case may be, each as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus in each case all dividends declared and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Preferred Share then held by such holder (the “Early Redemption Price”). The Redemption Closing of the redemption of any series of the Preferred Shares pursuant to this Article 8(iii)(1)(b) will take place as soon as permissible under applicable law following the date of the Redemption Notice, and in any event no later than thirty (30) days following the date of the Redemption Notice at the offices of the Company, or such earlier date or other place as the holders of a majority of that series of the Preferred Shares and the Company may mutually agree in writing. At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefore, redeem the Preferred Shares held by each holder by paying in cash therefore the Early Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share. From and after the Redemption Closing, if the Company makes the Early Redemption Price available to a holder of a Preferred Share, all rights of the holder of such Preferred Share (except the right to receive the Early Redemption Price therefore) will cease with respect to such Preferred Share, and such Preferred Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(2)	Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Article 8(iii) is due are insufficient to pay in full all redemption payments to be paid at the Redemption Closing, (i) those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon, and (ii) the Company shall execute and deliver to each holder a promissory note for the full amount of the redemption payment due but not paid to such holder pursuant to clause (i) above; provided, that such promissory note shall be due and payable no later than the one (1) year anniversary of the Redemption Closing, and the full amount due under such promissory note shall accrue interest daily (on the basis of a 365-day year) at a rate of eight percent (8%) per annum.

(3)	Other Limited Redemption. If the Company is otherwise prohibited by applicable law from redeeming all Preferred Shares to be redeemed at the Redemption Closing, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due.

(4)	Unpaid Shares. Without limiting any rights of the holders of Preferred Shares which are set forth in these Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

(iv)	RFRC Agreement.

(1)

During the period commencing on March 9, 2007 ( the “Effective Date”) until the second (2nd) anniversary of the Effective Date (inclusive), if a Holder proposes to transfer any Preferred Shares to a Competitor and the other Major Shareholders fail to agree to purchase all of such Preferred Shares pursuant to Section 2.2(b) of the RFRC Agreement, the Company shall have an option for a period of ten (10) days following the expiration of the Major Shareholder Option Period, or in the event that a Second Transfer Notice is issued pursuant to Section 2.2(b)(iii) of the RFRC Agreement, a period of ten (10) days following the expiration of the Re-allotment Period, to elect a purchase all or part of such Preferred Shares that the other Major Shareholders fail to agree to purchase (the "Remaining Offered Shares") at the same price and subject to the same material terms and conditions as described in the Transfer Notice, by notifying the Transferor and the Company in writing before the expiration of such ten (10) day period. Following the second (2nd) anniversary of the Effective Date until (but not including) the third (3rd) anniversary of the Effective Date, if a Holder proposes to transfer any Preferred Shares to a Competitor and the other Major Shareholders fail to agree to purchase all of such Preferred Shares pursuant to Section 2.2(b) of the RFRC Agreement, the Company shall have an option for a period of ten (10) days following the expiration of the Major Shareholder Option Period, or in the event that a Second Transfer Notice is issued pursuant to Section 2.2(b)(iii) of the RFRC Agreement, a period of ten (10) days following the expiration of the Re-allotment Period, to elect to purchase all (but not part) of the Remaining Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice, by notifying the Transferor and the Company in writing before the expiration of such ten (10) day period.

(2)	Sections 2.2(b)(v), 2.2(b)(vi) and 2.2(c) of the RFRC Agreement shall be applied mutatis mutandis in respect of the Company's exercise of its option to purchase the Remaining Offered Shares pursuant to this Article 8(iv).

For the purpose of interpretation of this Article 8(iv), capitalised terms shall have the meaning ascribed to them in the RFRC Agreement.

VARIATION OF RIGHTS OF SHARES

9.	Subject to Article 6A(ii)(5), if at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may not, whether or not the Company is being wound-up, be varied without either: (a) the consent in writing of the holders of (i) with respect to the Series B Preferred Shares, more than seventy percent (70%) of the outstanding Series B Preferred Shares, or (ii) with respect to any other class or series, at least a majority of the issued shares of that class or series, or (b) the sanction of (i) with respect to the Series B Preferred Shares, a resolution passed by the holders of more than seventy percent (70%) of the outstanding Series B Preferred Shares, and (ii) with respect to any other class or series, a special resolution passed at a general meeting of the holders of the shares of that class or series.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one (1) person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

10.	Subject to Article 6A(ii)(5)(a), the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

11.	Subject to the provisions of the Statute and these Articles (including but not limited to Article 6A), the Company may (i) pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company, which commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other and (ii) pay, on any issue of shares, such brokerage fees as may be lawful.

NON-RECOGNITION OF TRUSTS

12.	No person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof), any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

REGISTRATION OF EMPOWERING INSTRUMENTS

13.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, or other instrument.

TRANSMISSION OF SHARES

14.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

15.	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and, subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be. If the person so becoming entitled shall elect to be registered himself as holder, such person shall deliver or send to the Company a notice in writing signed by such person so stating such election.

16.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by voluntary transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; provided that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

17.	[Intentionally Omitted].

AMENDMENT OF MEMORANDUM OF ASSOCIATION, ALTERATION OF

CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

18.	(a)	Subject to the provisions of the Statute and these Articles (including but not limited to Article 6A), the Company may from time to time alter or amend its Memorandum with respect to any objects, powers or other matters specified therein to:

(i)	by Ordinary Resolution, increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	by Ordinary Resolution, consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by Ordinary Resolution, divide or subdivide all or any of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without nominal or par value;

(iv)	by Ordinary Resolution, cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

(b)	All new shares created hereunder shall be subject to the same provisions with reference to transfer, transmission, and otherwise as the shares in the original share capital.

(c)	Subject to the provisions of the Statute and these Articles (including but not limited to Article 6A), the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute and these Articles (including but not limited to Article 6A), the Company may by resolution of the Directors change the location of its registered office.

FIXING RECORD DATE

19.	The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to attend or vote at a meeting of the Members. For the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

20.	If no record date is fixed for the determination of Members entitled to notice of or to attend or vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to attend or receive notice of, attend or vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

GENERAL MEETING

21.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

22.	The Company may hold a general meeting as its annual general meeting but shall not (unless required by Statute) be obliged to hold an annual general meeting. The annual general meeting, if held, shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the principal executive offices of the Company on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

23.	The Directors may call general meetings, and they shall, on the requisition of Members of the Company holding at the date of deposit of the requisition not less than thirty-three and one-third percent (33-1/3%) of the paid up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, forthwith proceed to convene an extraordinary general meeting of the Company.

24.	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

25.	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing not less than a majority of the aggregate voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall be subject to other Articles hereof, including Article 28, and shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

26.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

27.	At least five (5) days’ notice shall be given of an annual general meeting and at least ten (10) days’ notice shall be given of any other general meeting unless such notice is waived either before, at or after such annual or other general meeting (i) in the case of a general meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat or their proxies; and (ii) in the case of any other general meeting, by holders of not less than the appropriate proportion of all those Shares which are in issue at the time which would be required to approve the actions submitted to the Members for approval at such meeting, or their proxies (collectively, the “Required Consenters”). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned; provided that any general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Articles 23-26 have been complied with, be deemed to have been duly convened if it is so agreed by the Required Consenters.

PROCEEDINGS AT GENERAL MEETINGS

28.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. The holders of at least fifty percent (50%) of the aggregate voting power of all of the shares (on an as-converted basis) entitled to notice of and to attend and vote at such general meeting present in person or by proxy or if a company or other non-natural person by its duly authorized representative shall be a quorum.

29.	A person shall be deemed to be present at a general meeting if he participates by telephone or other electronic means and all persons participating in the meeting are able to hear each other.

30.	An action that may be taken by the members at a meeting may also be taken by a resolution of members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication, without the need for any notice, but if any resolution of members is adopted otherwise than by the unanimous written consent of all members, a copy of such resolution shall forthwith be sent to all members not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more members.

31	If within thirty (30) minutes from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

32.	The chairman, if any, of the Board shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within thirty (30) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the members present shall elect one (1) of their number to be chairman of the meeting.

33.	The chairman may, with the consent of any general meeting duly constituted hereunder at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

34.	At any general meeting, a resolution put to the vote of the meeting shall be decided by the vote of the requisite majority pursuant to a poll of the Members. Unless otherwise required by Statute or these Articles, such requisite majority shall be a simple majority of votes cast.

VOTES OF MEMBERS

35.	Subject to these Articles (including but not limited to Article 6A), every Member of record present or, if such Member is a corporation or other non-natural person, such Member is present by its duly authorized representative, shall have one (1) vote for each share registered in his name in the register of Members.

36.	In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

37.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis, or other person may vote by proxy.

38.	No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

39.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the determination of the chairman of the general meeting to be exercised in his or her reasonable discretion.

40.	Votes may be given either personally or by proxy.

PROXIES

41.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

42.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting.

43.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

44.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

45.	Any corporation which is a Member of record of the Company may in accordance with its articles or other governing documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

SHARES THAT MAY NOT BE VOTED

46.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

47.	There shall be a Board consisting of not more than five (5) persons (the “Maximum Number”), unless increased by a resolution adopted by ordinary resolution of the Board and with the consent required pursuant to Article 6A(ii)(5). The Board shall meet (whether in person, telephonically, or otherwise) no less than once in each three (3) month period, unless otherwise determined by the Board, including the consent of the Series A Director and the Series B Director, if any.

48.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. Subject to these Articles (including but not limited to Article 6A), the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

49.	Subject to these Articles (including but not limited to Article 6A), a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

50.	Subject to these Articles (including but not limited to Article 6A), a Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

51.	A shareholder qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

52.	Subject to these Articles (including but not limited to Article 6A), a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

53.	In addition to any further restrictions set forth in these Articles (including but not limited to Article 6A), no person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested; provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

54.	A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 53 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

55.	Any Director may by a written instrument appoint an alternate who need not be a Director and an alternate is entitled to attend meetings of the Board or of any committee in the absence of the Director who appointed him and to vote or consent in place of such Director.

POWERS AND DUTIES OF DIRECTORS

56.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not inconsistent, from time to time by the Statute, or by these Articles, or as may be prescribed by the Company in general meeting; provided that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made, and provided further that, for the avoidance of doubt and without limiting the generality of the foregoing, the Directors shall undertake none of those acts described in Article 6A(ii)(5) or in Article 9 without the prior approval therein required.

57.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

58.	All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

59.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

60.	Subject to these Articles (including but not limited to Article 6A), the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

61.	Subject to these Articles (including but not limited to Article 6A), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue Debentures whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

62.	Subject to these Articles (including but not limited to Article 6A):

(a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Company shall at all times have a finance committee (the “Finance Committee”) of four (4) Directors, including two Directors appointed by holders of Common Shares, the Series A Director, if any, and the Series B Director, if any. The Finance Committee shall be vested with oversight functions for all financing and accounting matters with respect to the Company, including but not limited to budget approval, approval of executive compensation, internal auditing matters and approval of all awards of Employee Compensation Shares. The Finance Committee shall meet (whether in person, telephonically, or otherwise) no less than once in each three (3) month period, unless otherwise determined by the Finance Committee, including the consent of the Series A Director, if any, and the Series B Director, if any. The quorum necessary for the transaction of the business of the Finance Committee is all the four then elected or appointed Directors who are members of the Finance Committee.

(c)	In addition to the Finance Committee, the Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(d)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(e)	Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

PROCEEDINGS OF DIRECTORS

63.	Subject to these Articles (including but not limited to Article 6A), the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, and questions arising at any meeting shall be decided by a majority of votes (unless a higher vote is required pursuant to the Statute or these Articles, including but not limited to Article 6A) of the Directors present at a meeting at which there is a quorum, with each having one (1) vote.

64.	A Director may, and the secretary of the Company on the requisition of a Director, shall, at any time, summon a meeting of the Directors by at least five (5) days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered; provided that notice is given pursuant to Articles 93 – 97; provided further that notice may be waived on behalf of all of the Directors before, after, or at the meeting by the vote or consent of all the Directors.

65.	The quorum necessary for the transaction of the business of the Directors is four (4) of the then elected or appointed Directors, including two Directors appointed by holders of Common Shareholders, the Series A Director, if any, and the Series B Director, if any. For the purposes of this Article a proxy appointed by a Director shall only be counted in a quorum at a meeting at which the Director appointing him is not present; provided always that if there shall at any time be only a sole Director the quorum shall be one (1). For the purposes of this Article a proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

66.

Subject to Article 65, the continuing Directors may act notwithstanding any vacancy in their body. However, if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

67.	The Directors may elect a chairman of their board and determine the period for which he is to hold office, but if no such chairman is elected, or if at any meeting the chairman is not present, the Directors present may choose one of their numbers to be chairman of the meeting.

68.	Subject to these Articles (including but not limited to Article 6A), the Directors may delegate any of their powers (subject to any limitations imposed on the Directors) to committees consisting of such member or members of the Board as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors and by these Articles (including but not limited to Article 6A). A committee may meet and adjourn as it thinks proper. Questions arising at any committee meeting shall be determined by a majority of votes of the members present.

69.	The Company shall provide that members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting; provided that a meeting of a Board or committee shall not be valid if the Company does not make such means of participation reasonably available to the members thereof.

70.	A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

71.	A Director may be represented at any meetings of the Board by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director. The provisions of Articles 41 – 44 shall apply, mutatis mutandis, to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

72.	The office of a Director shall be vacated if he or she gives notice in writing to the Company that he or she resigns the office of Director, if he or she dies or if he or she is found a lunatic or becomes of unsound mind, and such vacated office may be filled only pursuant to Article 73, 74 or 75, as applicable.

APPOINTMENT AND REMOVAL OF DIRECTORS

73.	All Directors shall be elected by a majority vote of outstanding Common Shares and Preferred Shares (voting together on an as-converted basis, and not as separate classes), provided that:

(a)	(i) For so long as the equity securities held by OZ represent (on an as-converted basis) no less than ten percent (10%) of the then outstanding equity securities of the Company, one (1) Director designated by OZ (the “Series A Director”) shall be elected as a voting member of the Company’s Board, and (ii) in addition to OZ’s right to designate the Series A Director, for so long as OZ holds any equity securities of the Company, OZ shall be entitled to appoint a representative to attend all meetings of the Board and all committees thereof (whether in person, telephonic or other) in a non-voting, observer capacity and the Company shall provide to such representative, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to the members of the Board.

(b)	(i) For so long as the equity securities held by the Series B Investors represent (on an as-converted basis) no less than ten percent (10%) of the then outstanding equity securities of the Company, one (1) Director designated by a majority in interest of the Series B Investors (the “Series B Director”) shall be elected as a voting member of the Company’s Board, (ii) for so long as Milestone holds any equity securities of the Company, Milestone shall be entitled to appoint a representative to attend all meetings of the Board and all committees thereof (whether in person, telephonic or other) in a non-voting, observer capacity and the Company shall provide to such representative, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to the members of the Board and (iii) for so long as GSPS holds any equity securities of the Company, GSPS shall be entitled to appoint a representative to attend all meetings of the Board and all committees thereof (whether in person, telephonic or other) in a non-voting, observer capacity and the Company shall provide to such representative, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to the members of the Board.

(c)	The holders of a majority of the then outstanding Common Shares (excluding Common Shares converted from Preferred Shares) shall be entitled to designate two (2) individuals as voting members of the Company’s Board (the “Common Directors”);

(d)	The holders of the then outstanding Preferred Shares and Common Shares shall by mutual consent elect one (1) individual who is not an employee, officer, shareholder or Affiliate of the Company or of any holders of the Preferred Shares, as a voting member of the Company’s Board (the “Independent Director”);

(e)	Any holders of equity securities of the Company entitled to designate any individual to be elected as a Director of the Board pursuant to this Article 73 shall have the right to remove any Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any Director occupying such position by submitting a written notice to the Board identifying the designated Director; and

(f)

Any Director not elected in the manner provided in sub-paragraphs (a), (b), (c) or (d) shall be elected by the members at a general meeting, with holders of Preferred Shares and Common Shares voting together and not as separate classes, provided that the Directors shall have power at any time and from time to time to appoint any person to be such a Director in order to fill a casual vacancy on the Board.

74.	Any vacancy on the Board occurring because of the death, resignation or removal of a Director elected by the holders of any class or series of shares shall be filled by the vote or written consent of the holders of a majority of the shares of such class or series of shares.

PRESUMPTION OF ASSENT

75.	A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

76.	The Company may, if the Directors so determine, have a Seal which shall, subject to this Article, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by at least one (1) person who shall be either a Director or the secretary or secretary-treasurer or some person appointed by the Directors for the purpose. The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used. A Director, secretary or other duly authorized officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

77.	The Company may have a president, a secretary or secretary-treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

78.	Subject to the Statute and the provisions of these Articles (including but not limited to Article 6A), the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor.

79.	Subject to the Statute and the provisions of these Articles (including but not limited to Article 6A), the Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

80.	No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute.

81.	Subject to the rights of persons, if any, with shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

82.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

83.	Subject to these Articles (including but not limited to Article 6A), the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares or Debentures of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

84.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

85.	No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

86.

Subject to these Articles (including but not limited to Article 6A), upon the recommendation of the Board, the Members may by Ordinary Resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). Subject to these Articles (including but not limited to Article 6A), the Directors may authorize any person to enter into, on behalf of all of the Members interested, an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and legally binding on all concerned.

BOOKS OF ACCOUNT

87.	The Directors shall cause proper books of account to be kept with respect to:

(a)	All sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	All sales and purchases of goods by the Company; and

(c)	The assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

88.	Subject to any agreement binding on the Company, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Company.

89.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

90.	Subject to these Articles (including but not limited to Article 6A), the Board may at any time appoint or remove an Auditor or Auditors of the Company who shall hold office for a period specified by the Board.

91.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

92.	Auditors shall, following their appointment and at any other time during their term of office, upon request of the Directors, make a report on the accounts of the Company during their tenure of office.

NOTICES

93.	Notices shall be in writing and may be given by the Company or any person entitled to give notice to any Member either personally or by sending it by next-day or second-day international courier service, fax, electronic mail or similar means to him or to his address as shown in the register of Members.

94.	(a)	Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid.

(b)	Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

95.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

96.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it, subject to Articles 94 and 95, to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

97.	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings pursuant to these Articles.

WINDING UP

98.	If the Company shall be wound up, any liquidator must be approved by a special resolution approved by the majority in voting power of the Series A Preferred Shares and more than seventy percent (70%) in voting power of the Series B Preferred Shares.

99.	If the Company shall be wound up, the assets available for distribution amongst the Members shall be distributed in accordance with Article 6A(ii)(2); provided that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY & INSURANCE

100.	(a)	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or willful default of such Director or officer or trustee.

(b)	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default respectively.

(c)

The Company shall use its best efforts to purchase and maintain directors’ and officers’ insurance from a carrier and in an amount as shall be agreed by the Board (including the Series A Director, if any, and the Series B Director, if any), provided that such insurance coverage is available at commercially reasonable rates as determined by the Board (including the Series A Director, if any, and the Series B Director, if any), in relation to any person who is or was a director or an officer of the

Company, or who at the request of the Company is or was serving as a director or an officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under this Article 100.

FINANCIAL YEAR

101.	Unless a majority of the Board agrees otherwise (which majority must include at least the Series A Director and the Series B Director, if any), the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

TRANSFER BY WAY OF CONTINUATION

102.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of (i) a Special Resolution and (ii) the holders of a majority of the then outstanding Preferred Shares (voting together as a separate class on an as-converted basis), have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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